EXHIBIT 99.2

Investors Relations Contact: Quynh McGuire 724-539-6559

Media Relations Contact: Joy Chandler 724-539-4618

DATE: December 6, 2006

FOR RELEASE: Immediate
Kennametal Board Names Larry D. Yost Chairman
LATROBE, Pa., December 6, 2006 — Kennametal Inc. (NYSE: KMT) announced today that its Board of Directors has elected Larry D. Yost, 68, to the position of Chairman of the Board of Directors effective January 1, 2007. Mr. Yost will succeed Markos I. Tambakeras. Mr. Tambakeras, who has completed his previously announced one-year term, will step down from Kennametal’s Board, also effective January 1, 2007.
Mr. Yost served as Chairman and Chief Executive Officer of ArvinMeritor, Inc. from August of 2000 until his retirement in August 2004. Prior to that role, Mr. Yost was Chairman and Chief Executive Officer of Meritor Automotive Inc. He has served on the Kennametal Board since 1987, and he is also a director of Milacron Inc., Intermec, Inc., and of Actuant Corporation.
“The Kennametal management team and I look forward to working closely with Larry and the rest of the Board as we continue to execute our global growth strategies,” said Kennametal’s President and Chief Executive Officer, Carlos Cardoso. “I would also like to thank Markos Tambakeras for his many important contributions to Kennametal and wish him well in his future endeavors.”
“Kennametal has worked diligently in recent years to achieve its current status as an exceptional enterprise with excellent growth opportunities, and I am honored that the Board has placed its confidence in me to serve as Chairman,” commented Mr. Yost. “I look forward to working with Carlos and the team as we continue to deliver on our goal of creating superior value for our customers and shareowners.”
Kennametal Inc. (NYSE:KMT) is a leading global supplier of tooling, engineered components and advanced materials consumed in production processes. The company improves customers’ competitiveness by providing superior economic returns through the delivery of application knowledge and advanced technology to master the toughest of materials application demands. Companies producing everything from airframes to coal, from medical implants to oil wells and from turbochargers to motorcycle parts recognize Kennametal for extraordinary contributions to their value chains. Customers buy over $2.3 billion annually of Kennametal products and services – delivered by our approximately 13,500 talented employees in over 60 countries – with almost 50 percent of these revenues coming from outside the United States. Visit us at www.kennametal.com. [KMT-G]
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